Exhibit 3.1
STATE OF DELAWARE
CERTIFICATE OF LIMITED PARTNERSHIP

The undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act 6 Delaware Code, Chapter 17, do hereby certify as follows:

FIRST:           The name of the limited partnership is 84 Financial L.P.

SECOND:      The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the city of Wilmington, zip code 19801.  The name of the registered agent as such address is The Corporation Trust Company.

THIRD:          The name and mailing address of each general partner is as follows:  84 LADC, LLC, 1019 Route 519, Eighty Four, PA  15330-2813.

In Witness Whereof, the undersigned has executed this Certificate of Limited Partnership as of the 21st day of June, 2010.

84 LADC, LLC, General Partner

By:	/s/ Margaret H. Magerko
Name: Margaret H. Magerko
Title: Manager